Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January 2006, by and among Compression Polymers Holding Corporation, a Delaware corporation (“CPH”), and its wholly owned subsidiaries, Compression Polymers Corp., a Delaware corporation (“CPC”), and Vycom Corp., a Delaware corporation (“Vycom”) (CPC and Vycom, collectively, the “Employers” and individually an “Employer”), and James Keisling (“Executive”).

RECITALS

WHEREAS, Employers and Executive have previously entered into an Employment Agreement dated May 10, 2005 (the “Original Agreement”), pursuant to which Executive agreed to serve as the Chief Executive Officer of Employers; and

WHEREAS, Employers now desire to provide for Executive’s transition to the position of Chairman of the Employers and to amend and restate the Original Agreement to provide for such transition; and

WHEREAS, as a condition precedent and a material inducement for Employers to employ and pay Executive, Executive has agreed to execute this Agreement and be bound by the provisions herein; and

WHEREAS, the parties hereto intend this Agreement to cancel and supersede in all respects the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1.                                       Term and Duties. Employers hereby agree to employ Executive for the two-year period commencing on January 1, 2006 and ending on December 31, 2007 (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 5. Unless terminated by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. For the period commencing on January 1, 2006 and continuing until December 31, 2006 (or such earlier date (the “Promotion Date”) as John Loyack is appointed successor Chief Executive Officer of the Employers), Executive shall serve as the Chief Executive Officer of the Employers.

Commencing with the Promotion Date or January 1, 2007, whichever is earlier, and continuing for the remainder of the Term, Executive shall serve as the Chairman of the Boards of Directors (the “Board”) of the Employers. The Employers and Executive shall agree on the date (the “Designation Date”) on which the Employers shall announce John Loyack as CEO designate. Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employers and to the promotion of its interests consistent with Executive’s offices and positions with the Employers and subject to the direction and control of the Board. Until the Promotion Date, Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employers and shall not be actively involved in any other trade or business or as an employee of any other trade or business except if such other trade or business does not entail, on the average, over ten (10) hours per week and in the aggregate, no more than forty (40) hours in any month and does not in any way affect or impair the performance of Executive’s duties or responsibilities hereunder. Executive’s services shall be performed during administrative hours substantially in Scranton, Pennsylvania, and Executive shall not be required to be absent from the Scranton, Pennsylvania area more than five (5) business days during any calendar month. During the period Executive serves as Chairman of the Board, Executive shall devote the amount of time necessary to perform duties customarily associated with the position of Chairman of the Board, including being available to other directors and senior management to discuss the business and operations of Employers, provide guidance, consider strategic alternatives and help establish the agenda for Board meetings.

2.                                       Compensation During Term.

(a)                                  Base Compensation. In consideration of the services to be rendered by Executive during the Term, Employers shall pay to Executive, (i) for the portion of the Term commencing on the date hereof and ending on December 31, 2006, a base salary of $300,000 per year, payable bi-weekly and prorated for any partial employment period, and (ii) for the remainder of the Term, a base salary of $50,000 per year, payable bi-weekly and prorated for any partial employment period ($300,000 or $50,000, as the case may be, the “Base Compensation”).

(b)                                 Bonus. Subject only to the limitations set forth in the Agreement, Executive shall be entitled to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of certain budget performance goals related to Employers’ (i) EBITDA, (ii) working capital, (iii) capital expenditures and/or (iv) such other performance criteria as the Compensation Committee of the Board (the “Compensation Committee”) shall determine. For the 2006 fiscal year, Executive shall be eligible to receive a target Incentive Bonus of $300,000. The EBITDA target for such year shall be $53.8 million (i.e., 102.5% of the $52.5 million budgeted EBITDA for such year), inclusive of the Incentive Bonus as an expense. The Compensation Committee in consultation with Executive shall establish other mutually agreeable performance targets and Incentive Bonus payout ranges for 2006. For the 2007 fiscal year and any fiscal year thereafter during the Term, Executive’s target Incentive Bonus shall be $50,000 and Incentive Bonus payout ranges shall be established by the Compensation Committee in consultation with Executive. Each Incentive Bonus shall be paid no later than 2½ months following the end of the fiscal year to which it relates.

3.                                       Benefits.

(a)                                  Subject to Section 3(b) below, Executive shall be eligible to participate in such benefit programs offered by each Employer (other than bonus plans), such as health, dental, life insurance, vision, vacations and 401(k), as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case no more favorable than the terms of benefits generally available to the employees of Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.

(b)                                 Notwithstanding the foregoing, Executive shall be entitled, at a minimum, to the following: (i) major medical insurance coverage comparable to the insurance coverage currently provided by Employers for Executive; (ii) ten (10) days of paid sick leave during each annual period, which shall be cumulative and (iii) six (6) weeks of paid vacation leave during each annual period.

(c)                                  During the Term, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. Employers shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the generally applicable policies; provided the Board’s written approval shall be required prior to Executive’s incurring $10,000 of expenses in any one instance or $20,000 of expenses in the aggregate. During the Initial Term, Employers shall provide to Executive a monthly allowance for the use of an automobile (the “Automobile Expenses”) substantially similar to the average of Executive’s Automobile Expenses over the preceding three (3) years. With respect to each Subsequent Term, the Automobile Expenses shall be adjusted at the commencement of each Subsequent Term to reflect changes from the prior year in the Consumer Price Index For All Urban Consumers prepared by the United States Department of Labor.

4.                                       Equity Participation. On May 10, 2005, Executive purchased 3,000 class B units of Compression Polymers Holding I LP (“CPH I”) pursuant to and in accordance with the terms of the subscription agreement (the “Subscription Agreement”) between Executive and CPH I entered into on such date. The agreement between CPH I and Executive attached hereto as Exhibit A (the “Amendment”) modifies the terms and conditions of the Subscription Agreement. The Amendment shall be executed by CPH I and Executive contemporaneously with this Agreement.

5.                                       Termination. Executive’s employment shall terminate upon the first to occur of the following (each a “Termination Date”):

(a)                                  The expiration of the Term;

(b)                                 Executive’s death or disability (mentally, physically or emotionally), so that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365 day period during the Term;

(c)                                  Executive’s voluntary termination of his employment for any reason, upon not less than 10 business days’ written notice to Employers; provided, however, that any termination by Executive pursuant to Section 5(e) shall not be treated as a voluntary termination under this Section 5(c);

(d)                                 Employers’ termination of Executive’s employment for Cause (as hereinafter defined); or

(e)                                  Executive’s termination of his employment for Good Reason (as hereinafter defined).

6.                                       Termination Payments.

(a)                                  Except as otherwise provided herein, if Executive’s employment is terminated by thirty (30) days’ prior written notice pursuant to Section 1 hereof or Section 5, Executive’s Base Compensation and other benefits (it being understood that no Incentive Bonus shall be payable), if any, shall terminate at the end of the month during which such termination occurs.

(b)                                 Upon termination of Executive’s employment without Cause or upon Executive’s termination of his employment for Good Reason, Employers shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) his then current Base Compensation until the later of (1) the one (1) year period following the Termination Date and (2) the expiration of the Term (“Termination Payment”), plus (B) all accrued but unpaid amounts payable to Executive under this Agreement and under any bonus, incentive or other plan. The Termination Payment is payable under this Section 6(b) in accordance with the payroll practices of Employers.

(c)                                  In the event of a termination of Executive’s employment pursuant to Section 5(b) as a result of his death or disability, Employers shall pay to Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to Executive hereunder and under any other bonus, incentive or other plan.

(d)                                 Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of any Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(e)                                  If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 6 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment equaling the first six months of Termination Payments.

7.                                       Definitions.

(a)                                  “Cause” as used herein shall mean Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employers’ property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to any Employer’s business, standing or reputation, (ii) gross negligence on the part of Executive in the performance of his duties hereunder, (iii) material breach of his duty of loyalty or care to any Employer, (iv) other misconduct that is materially detrimental to any Employer; (v) ongoing refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vi) material breach by Executive of this Agreement, the Non-Competition Agreement between CPH, Vycom, CPC, Compression Polymers Holding II Corporation and Executive, dated as of May 10, 2005 (the “Non-Competition Agreement”) or any other agreement with or for the benefit of Employers to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employers.

(b)                                 “Good Reason” shall mean (i) there is a substantial reduction, other than as provided for in this Agreement, of the level of Executive’s compensation, perquisites, authority, title or scope of duties (it being understood that Executive shall report solely to the Board), provided, however, that it is understood that Employer may hire a successor to fill Executive’s office, Employer may require that Executive work together with such successor as the successor takes on increasing amounts of the responsibility formerly entrusted to Executive, and the hiring and employment of such successor shall not constitute “Good Reason” for Executive’s termination of his employment; (ii) the failure in any material way of any Employer otherwise to fulfill any of its material obligations under this Agreement; or (iii) the involuntary relocation of

Employers’ offices at which Executive is principally employed to a location more than 50 miles from such offices, or the requirement by Employers that Executive be based anywhere other than Employers’ offices at such location on an extended basis, except for required travel on Employers’ business to an extent substantially consistent with Executive’s business travel obligations.

8.                                       Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Non-Competition Agreement.

9.                                       No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

10.                                 Miscellaneous.

(a)                                  Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

5 Bucknell Drive

Clarks Green, PA 18411

with copy to:

Oliver, Price and Rhodes

P.O. Box 240

1212 South Abington Road

Clarks Summit, PA 18411

ATTN:  Alfred J. Weinschenk, Esquire

if to Employers:

C/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

with copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attn: Chris Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

11.                                 Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive including without limitation the Original Agreement but excluding the Non-Competition Agreement. Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further obligations of any kind whatsoever shall be owed by Employers under the Original Agreement. This Agreement together with the Subscription Agreement and the Amendment constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.

12.                                 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by any Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

13.                                 Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.                                 Remedies; Waiver. No remedy conferred upon any Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.                                 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.                                 Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

17.                                 Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPRESSION POLYMERS HOLDING CORPORATION

By:	/s/ CHRISTOPHER P. MAHAN
Name: Christopher P. Mahan
Title: Chairman

EMPLOYERS:

COMPRESSION POLYMERS CORP.

By:	/s/ CHRISTOPHER P. MAHAN
Name: Christopher P. Mahan
Title: Vice President

VYCOM CORP.

By:	/s/ CHRISTOPHER P. MAHAN
Name: Christopher P. Mahan
Title: Vice President

EXECUTIVE:

/s/ JAMES KEISLING
Name:	JAMES KEISLING

Exhibit A